Exhibit 10.33

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act. Asterisks denote omissions.

PRIVATE LABEL DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is entered into as of March __, 2006 (the “Effective Date”) by and between Alphatec Spine, Inc., a California corporation (“ASI”), and OsteoBiologics, Inc., a Delaware corporation (“OBI”).

Background

WHEREAS, OBI has developed and manufactures certain Products (as defined herein) used to fill bony voids or gaps caused by trauma or surgery; and

WHEREAS, ASI desires to market the Products as private labeled products in the Field within the Territory (as defined herein) as an exclusive distributor for a period of time;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, OBI and ASI agree as follows:.

1.             DEFINITIONS

1.1           Defined Terms

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

“Act” means the United States Food, Drug and Cosmetic Act and similar laws and regulations in foreign jurisdictions, all as may be amended from time to time.

“Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.  For purposes of this Agreement, “control” means, with respect to any person, the direct or indirect ownership of more than 50% of the voting or income interest in such person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such person.

“Agents” shall mean sublicensees, sub-distributors, agents, representatives or co-promoters of ASI or OBI, as applicable.

“Agreement” means this Distribution Agreement, including all Exhibits, Annexes and Schedules hereto (which are hereby incorporated by reference herein), as the same may be amended or supplemented from time to time in accordance herewith.

 “Change of Control” means a sale of OBI or ASI, whether by merger, consolidation or other transaction or series of related transactions, in which, in each case, the holders of OBI’s or ASI’s voting securities outstanding immediately prior to the consummation of the transaction or the series of related transactions own securities with less than a majority of the voting power of OBI or ASI or a successor immediately after the transaction or such series of related transactions, or by sale of all or substantially all of OBI’s or ASI’s assets.

“Competitive Product” shall mean a product utilizing bioresorbable polymers in combination with ceramic materials for bone grafting and/or osteochondral repair applications.

“Confidential Information” means all data, specifications, training materials and other know how related to the design, use, implementation, performance or manufacture of the Products, as well as all other information and data provided by either Party to the other Party hereunder in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, identified as confidential prior to or at the time of disclosure and confirmed in writing as confidential within thirty (30) days after disclosure or any other information which a reasonable person would deem to be confidential based on the nature of the information or the circumstances of the disclosure, in each case except any portion thereof which:  (a) is known to the receiving Party before receipt thereof under this Agreement as evidenced by the receiving Party’s written records; (b) is properly and lawfully disclosed to the receiving Party by a third person who has the legal right to make such disclosure; (c) is or becomes generally known in the trade through no fault of the receiving Party; or (d) is independently developed by the receiving Party without use of such information, as evidenced by the receiving Party’s written records.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“Field” shall mean, with respect to the Products, medical uses of the Products for reconstructive surgical procedures of the spine.

 “Gross Sales” shall mean, for a given period, the gross amount received on sales invoiced, net of refunds, by ASI or any Affiliate or Agent on behalf of ASI, or by OBI in the case of Section 2.3, for the sale of the Products anywhere in the Territory during such period, excluding freight, insurance charges and sales taxes and other transfer taxes.

“Minimum Quarterly Order Requirements” are set forth in Exhibit B with respect to the periods indicated, as such amounts may be adjusted and agreed upon by both Parties from time to time.

“OBI Patent Rights” means all patents, patent applications and rights to file patent applications associated with or relating to any Products, their manufacture, sale, use or composition and are licensed to, owned or controlled by OBI now or in the future.

“Parties” shall mean both ASI and OBI, and “Party” shall mean either of them as the context indicates.

“Products” means the OBI PolyGraft™ Synthetic Bone Graft Substitute (BGS) products listed in Exhibit A and associated OBI disposable instrumentation listed in Exhibit A.  Products may be changed, discontinued or added from time to time by mutual agreement of the Parties.

“Product Approvals” means, for any country or other jurisdiction in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for importation, promotion, pricing, marketing and sale of the Products in such country or other jurisdiction.

“Product Improvements” means any modifications to Products or subsequent version of Products that may replace such Products and be intended for use in the same or related spine surgery applications.  Prior to the commercial release of Product Improvements under this Agreement, Exhibit A shall be amended to include the Product Improvements as Products.

“Proprietary Rights” means all proprietary rights and interests of every nature, whether now existing or hereafter arising, including OBI Patent Rights, in, to, related to or covering or incorporated into any Product, including those relating to their manufacture, sale, use or design, to the extent that such rights and interests are of such legal status and nature to be capable of being lawfully licensed or sold and shall include without limitation inventions, ideas, improvements (including Product Improvements), manufacturing know how, technology, copyrights, trade secrets, trademarks or service marks (including Trademarks) and Confidential Information.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, regulating the manufacture, sale or use of medical devices, including the FDA.

“Reimbursement Approvals” means governmental and other approvals in any country or jurisdiction, for a buyer to claim reimbursement at any level for the purchase of the Products, from private or public health insurance organizations in such country or jurisdiction.

 “Territory” means the United States of America and its territories and possessions.

“Trademarks” means those trademarks and service marks that OBI uses, owns or controls with respect to the Products, and any additional trademarks or service marks (other than ASI’s trademarks) that the Parties agree in the future may be used in connection with the sale of Products.

1.2           Other Defined Terms

Each of the following terms shall have the respective meaning ascribed to such term in the section of this Agreement set forth opposite such term below:

“ASI”	Introductory paragraph
“Cure Payment”	Section 3.5
“Effective Date”	Introductory paragraph
“Indemnifying Party”	Section 9.1
“Indemnitees”	Section 9.1
“Losses”	Section 9.1
“OBI”	Introductory paragraph
“Offer Notice”	Section 2.6
“Post-Change of Control Period	Section 10.5
“Product Information”	Section 6.1
“Product Transfer Price”	Section 3.6
“Samples”	Section 3.7

2.             DISTRIBUTION

2.1           Appointment.  Subject to the terms and conditions set forth in this Agreement, OBI hereby appoints ASI and its Affiliates as OBI’s exclusive distributor (with the full right to appoint sub-distributors and Agents to sell the Products under ASI’s private label) of the Products under ASI’s private label for use in the Field within the Territory during the term of this Agreement, and ASI hereby accepts such appointment.  Subject to the terms and conditions set forth in this Agreement, as OBI’s distributor of Products under ASI’s private label in the Territory, ASI shall have the exclusive right to promote, market, distribute and sell Products as ASI’s private label products, with such labeling specifically including “Manufactured by OsteoBiologics, Inc.” or “Manufactured by OBI”, for use in the Field within the Territory.

2.2           Certain Restricted Parties; Distribution Relationship.  During any period in which ASI is appointed as the exclusive distributor of Products under ASI’s private label for use in the Field within the Territory, OBI agrees not to sell Products under ASI’s private label to any third party.  However, nothing in this Agreement shall limit, prohibit or otherwise restrict OBI, its Affiliates, Agents or distributors from promoting, marketing, distributing or selling any of OBI’s products, including, without limitation, any of OBI’s products that are the same or substantially similar to the Products, provided such products are not (i) packaged under ASI’s private label; or (ii) or sold in the in the Territory for use in the Field, except as permitted in this Agreement.

2.3           Intentionally Omitted.

2.4           ASI Marketing Efforts.

(a)           ASI shall use its commercially reasonable best efforts to market and sell the Products for use in the Field within the Territory during such time as ASI’s exclusive appointment within the Territory in the Field remains in effect.

(b)           The Parties agree that in the event of a material breach by ASI of its covenants set forth in Sections 2.4(a) and/or 2.4(c), OBI may terminate ASI’s exclusive appointment hereunder with respect to distribution of Products; provided that OBI shall have delivered to ASI written notice of such material failure, which notice shall set forth in reasonable detail the nature of the alleged material failure and such material breach has not been cured or waived within sixty (60) calendar days, or if such breach is of a nature that it can not be cured within such sixty day period ASI shall not be taking commercially reasonable measures to remedy or cure, following delivery of such notice.

(c)           ASI and its Affiliates or Agents shall not during the term of this Agreement, directly or indirectly, market, promote, sell or enter into any agreements (whether written or oral) with respect to any Competitive Products for use in the Field within the Territory without the written consent of OBI.

2.5           Audits.  Periodically during each calendar year, but only once during each twelve (12) month period and within one hundred and eighty (180) days following any termination or expiration of this Agreement, OBI shall have the right, upon prior written notice of at least ten (10) business days delivered to ASI, to review and audit all documentation that is retained by ASI in the ordinary course of business and relates to ASI’s performance under this Agreement.  Such audit shall be at the expense of OBI, unless such audit reveals a difference in favor of OBI of at least five percent (5%) between (i) the actual Transfer Prices paid by ASI to OBI in accordance with Section 3.6 and (ii) the Transfer Prices calculated using the unit prices based on actual Gross Sales for Products, in which case ASI shall bear all reasonable costs of the audit.  ASI shall pay OBI the amount of any difference discovered in the audit in favor of OBI within fifteen (15) business days of OBI’s request.  In the event an overpayment by ASI is reflected by the audit, then the amount of such overpayment shall be repaid to ASI by OBI within fifteen (15) business days of discovery of the same.  ASI shall maintain all books of account or records that it maintains in the ordinary course of business in its usual and customary practice or as otherwise required by applicable law and in actual practices with respect to Gross Sales of Products for a period of at least one (1) year following the calendar year to which such calculation relates.

2.6           Strategic Alliance.

(a)           [***]

(b)           [***]

(c)           [***]

(d)           [***]

3.             TERMS OF ORDER AND SALE OF PRODUCTS

3.1           Supply Forecasts.  Commencing on the Effective Date, and continuing during the remainder of the term of this Agreement, ASI shall provide to OBI, on a quarterly basis, a twelve (12) month nonbinding rolling forecast of expected orders of Products.  Such forecasts shall be consistent with ASI’s Minimum Quarterly Order Requirements and with purchase orders provided by ASI to OBI in accordance with this Agreement.

3.2           Product Orders.  All orders of Products shall be on ASI’s standard purchase order which ASI may employ from time to time (as may be modified by ASI from time to time), a current copy of which is attached hereto as Exhibit C, and OBI shall deliver the Products in accordance therewith, provided, that provisions of this Agreement shall prevail over any inconsistent statements, additional statements or provisions or rights and obligations contained in any document related to this Agreement passing between the Parties hereto including any purchase order, acknowledgment, confirmation or notice.  ASI will be required to submit purchase orders for Products to OBI in writing which shall set forth the quantity, requested delivery dates and shipping instructions.  ASI shall submit purchase orders at least [***] prior to the delivery dates requested in the order.  All deliveries of Product shall be F.O.B. at OBI’s offices in San Antonio, Texas.  ASI shall be responsible for all shipping costs.  Payment for ASI purchase orders subsequent to the initial stocking purchase order will be due within thirty (30) days of the date Products are shipped to ASI from OBI.

3.3           Product Specifications.  All Products delivered by OBI hereunder shall be ready for end-user sale, including all packaging, labeling, instructions-for-use and sterilization as approved by ASI.  OBI shall consult with ASI regarding the packaging and instructions-for-use of the Products and all Products will be sold under the ASI name and using ASI’s service marks and/or trademarks, but will bear a marking reasonably acceptable to OBI indicating that the Products were manufactured by OBI.  All Products shall be labeled (including bar coding/UPN numbers) in accordance with the procedures specified from time to time, and with all Product Approvals, and OBI shall have the right to approve the final form of any proposed labeling for Products, such approval not to be unreasonably withheld, conditioned or delayed.

3.4           Obligation to Supply.  OBI shall deliver Products to ASI in accordance with the terms of this Agreement.  If ASI submits a purchase order with respect to which no corresponding delivery schedule has been provided, OBI shall make every reasonable effort to deliver Products under such purchase order within [***] after receipt of ASI’s purchase orders for Products.  OBI shall have no obligation to deliver Products to ASI prior to [***] after receipt of the applicable purchase order from ASI.

3.5           Minimum Orders.  As consideration for its appointment as exclusive sales distributor of Products for use in the Field within the Territory, ASI agrees to meet the Minimum Quarterly Order Requirements set forth on Exhibit B attached hereto.  During the term of this Agreement, as long as ASI meets the Minimum Quarterly Order Requirements, OBI shall not provide the Products to any other person or entity to sell, distribute or otherwise use for applications in the Field within the Territory.  ASI’s Minimum Quarterly Order Requirements will be measured on a quarterly basis for Product ordered by ASI from OBI (as opposed to sold by ASI).  ASI must satisfy the Minimum Quarterly Order Requirements each quarter, and there shall be no carry over of orders from one quarter to the next quarter for purposes of determining whether the Minimum Quarterly Order Requirements for a quarter have been met.  ASI will not be allowed to return unsold Products, except as otherwise specifically provided in this Agreement.  If ASI fails to meet the Minimum Quarterly Order Requirements for any individual Product, and the shortage is less than [***] of the requirement, then ASI will have the right to cure the shortage with a cash payment to OBI equal to [***] of the Product Transfer Price effective at the time of the shortage for the applicable volume of  ordered Product (“Cure Payment”).  The Cure Payment shall be paid to OBI within five (5) days of the end of the quarter in which such shortage is calculated.  The Cure Payment will not be considered a prepayment of Product orders by ASI.  If ASI elects not to make the applicable Cure Payment, then OBI will have the right to convert ASI’s rights to be non-exclusive for such Product for the duration of this Agreement (and allow ASI to maintain its limited exclusivity on all other Products).  If ASI fails to meet the Minimum Quarterly Order Requirements for any individual Product, and the shortage is more than [***] of the requirement, then OBI will have the right to either (a) require ASI to pay OBI the applicable Cure Payment; or (b) convert ASI’s rights to be non-exclusive for such Product for the duration of this Agreement (and allow ASI to maintain its limited exclusivity on all other Products). If, following a Change of Control of ASI, the acquirer of ASI fails to meet the aggregate Minimum Quarterly Order Requirements and that shortage is more than [***] of the aggregate Minimum Quarterly Order Requirements for the applicable quarter, then OBI shall have the right to terminate this Agreement with [***] written notice to ASI or ASI’s acquiring party, as applicable.  The Parties agree to meet no less than once every [***] in order to evaluate the Minimum Quarterly Order Requirements in good faith and make any modifications that are mutually agreed upon by the Parties following such evaluation.

3.6           Product Pricing and Payment.  Payment for ASI purchase orders subsequent to the initial stocking purchase order will be due within thirty (30) days of the date Product is shipped to ASI from OBI.  With respect to Product, ASI will pay to OBI a transfer price for each individual Product as indicated under “Transfer Price” on Exhibit A  (“Product Transfer Price(s)”).  The Product Transfer Prices will be established each year on the anniversary of the Effective Date by

mutual agreement to  an updated version of Exhibit A by no later than [***] prior to such anniversary.   The Parties agree and acknowledge, that it is the intention of the Parties that the Transfer Price shall be approximately [***] of ASI’s published list prices of each of the Products.

3.7           Samples.  OBI will provide to ASI [***] demo kits containing non-sterile samples of the Products at no charge to ASI, for use in sales demonstrations and trade shows (“Samples”).  ASI may order additional Samples from OBI, as reasonably requested by ASI, at pre-agreed prices representing a significant discount to sterile Products, under the same payment terms as provided in Section 3.6.

3.8           Inspection upon Delivery.

(a)           Product shipments from OBI to ASI shall include a certificate of compliance from OBI confirming that the Products meet product specifications and OBI’s quality standards, which are in compliance with the relevant requirements of applicable Regulatory Authorities.  Notwithstanding any prior inspection or payments, all Products capable of being inspected prior to use may, at ASI’s sole discretion, be subject to final inspection and acceptance at ASI’s designated location or other destination point within [***] after delivery.  If ASI elects to inspect Product, then ASI shall notify OBI within such [***] period of any defect in materials or workmanship or non-conformity of any Product to the Product Specifications or purchase order.  If ASI inspects Product and fails to so notify OBI, ASI will be deemed to have accepted the Product; provided, that the warranty set forth in Section 8.2 hereof shall survive acceptance of the Product by ASI.

(b)           Notwithstanding any prior inspections or payments, all Products incapable of being inspected until use will be subject to final inspection upon use.  ASI shall notify OBI within fifteen (15) days after the inspection-at-use of the defect in materials or workmanship or non-conformity of any Product to the Product Specifications or purchase order. If ASI fails to so notify OBI, ASI will be deemed to have accepted the Product; provided, that the warranty set forth in Section 8.2 hereof shall survive acceptance of the Product by ASI.

(c)           Without prejudice to any other right or remedy of ASI, in case any item is determined to be defective in accordance with Section 3.8(a) or 3.8(b), ASI will have the right to reject it.  Any item that has been rejected must be replaced by and at the expense of OBI promptly after notice.  ASI will not be required to pay for any rejected item or its shipping costs.  ASI will return all rejected Products to OBI at OBI’s expense.

3.9           Product Returns.  OBI shall not be obligated to accept returns of any Product except as provided in Section 3.8 and Section 8.2.

3.10         Maintenance of Inventory.  ASI shall maintain its inventory of Products in a manner that meets all storage and other standards required by applicable governmental authorities and as reasonably required by OBI, including OBI’s requirement that Products be stored at less than 140 degrees Fahrenheit.  OBI shall provide ASI with any such requirements, and any amendments thereto, in advance in writing.

4.             PRODUCT APPROVALS AND COMPLIANCE

4.1           Regulatory.  OBI shall be responsible, at its cost and expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product

Approvals and Reimbursement Approvals) necessary to promote, market, sell, distribute or deliver the Products in the Territory.  ASI shall market and promote all Products in compliance with all FDA clearances, specifically the Indications for Use relating to the Products, as provided in Exhibit D and as subsequently may be provided in writing by OBI to ASI.

4.2           Marketing Materials.  Upon written request of ASI, OBI shall provide to ASI copies of its existing, and subsequently developed, marketing materials such as artwork, video and other media related to the Products to the extent necessary to assist ASI’s marketing activities and to the extent OBI is not prohibited from providing such information by applicable law or regulation.  Upon request, each Party shall provide the other any market information relating to the performance, design or use of the Products, including customer feedback, received by such Party, or other information in such Party’s possession that relates to the safety or performance of any Product, to the extent that such Party is not prohibited from providing such information by applicable law or regulation.  Each Party hereby grants to the other Party a non-exclusive, fully paid, perpetual, irrevocable license to use all such information that such Party is provided in accordance with the immediately preceding sentence in such Party’s business, including, without limitation, in OBI’s continued development, design, manufacturing, marketing and sale of the Products, Product Improvements and also to disclose the same to the extent reasonably necessary for such use.

4.3           Traceability Program.  ASI shall be responsible for maintaining the records required for the traceability of the distribution of the Products by part or catalog number and lot or serial number.  All Products entered into commercial distribution shall be traceable to the end user with sufficient detail that product can be located and retrieved as may be required.  ASI shall be responsible for maintaining medical device vigilance systems in the Field within the Territory as required by local regulations and/or applicable law, and shall provide OBI with reasonable access to such records.  Each Party shall inform the other promptly if it becomes aware of any complaint regarding any Product o required to be reported to any Regulatory Authority in the Territory.

4.4           Product Recalls.  Notwithstanding anything in this Agreement to the contrary, OBI shall have the responsibility for all regulatory decisions and reporting with regard to any reporting required by the applicable Regulatory Authorities and/or recalls, including the obligation to manage any recall of any and all Products, and ASI shall have the responsibility and obligation to provide OBI with product feedback and the responsibility and obligation to cooperate fully with OBI in coordinating recall activity of any and all Products in accordance with OBI’s requests.  The Parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter.  OBI shall be responsible for all costs and liabilities relating to the recall activity, except to the extent that any of the costs are directly attributable to the negligence of ASI, which costs shall be the responsibility of  ASI.  In the event of a recall of any Product caused by a manufacturing issue, OBI shall use commercially reasonable efforts to correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable, and shall, at OBI’s option, either, at OBI’s cost replace each unit of the Product recalled (including units held in inventory by ASI, its Affiliates or Agents, or its customers) with a corrected Product within a reasonable period of time, or refund the transfer price therefor.

4.5           Notices.  OBI and ASI shall notify the other within twenty-four (24) hours if it becomes aware of any material issue with a Product or its manufacture, labeling or packaging, including any issue relating to regulatory compliance, safety or efficacy of a Product.  Without limiting the generality of the foregoing, OBI and ASI will notify the other immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product) or within three (3) days if it becomes aware of any malfunction of a Product that would reasonably impact the safety of the Product.

4.6           Compliance with Laws.  OBI will comply with all applicable laws and regulations in the jurisdictions in the Territory in which ASI is marketing and selling Products a pertaining to the manufacture of the Products and in any other manner pertaining to performance by OBI of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements, provided that nothing in this Section 4.6 shall be deemed to require OBI to seek any Product Approvals in any countries beyond those in which OBI is required to seek approvals pursuant to Section 4.1.

4.7           Complaints.  Both ASI and OBI must maintain a customer complaint handling system meeting the requirements of the applicable Regulatory Authorities.  ASI will be responsible for gathering initial complaint information and for providing such information to OBI in a timely manner.  ASI will maintain complete and accurate records of such information gathered.  ASI will notify OBI of any complaint of which ASI becomes aware in accordance with Section 4.5.  Within thirty days after such notification from ASI, OBI shall perform a complete investigation that contains a root cause analysis, to the extent reasonably possible, and corrective action recommendations.  OBI will inform ASI immediately of the results of any such investigation and OBI’s recommendations.  ASI will enter all complaints, as well as recommendations and analyses of OBI, into ASI’s complaint handling system.  ASI will return to OBI, at OBI’s expense, the Product that is the subject of a complaint if such Product has been made available to ASI.  OBI will also maintain a cross reference system from OBI’s complaint handling system to ASI’s complaint handling system.  Unless otherwise required in OBI’s recommendation, OBI will complete all corrective actions, including corrective actions identified in a response to ASI pursuant to this Section 4.7 or corrective actions reasonably requested by ASI, within ninety (90) days.  ASI shall provide OBI with reasonable cooperation in filing complaint reports, investigating complaints, and taking corrective actions.

5.             TRADEMARKS; INFRINGEMENT OF INTELLECTUAL PROPERTY

5.1           Trademark License

(a)           OBI hereby grants to ASI a fully paid up and royalty-free right and license to use the Trademarks in connection with the promotion, marketing, sale, distribution, and delivery of the Products in the Field in the Territory during the period in which ASI is authorized to distribute Products hereunder.  ASI hereby grants to OBI a fully paid up and royalty-free right and license to use any and all of the trademarks, service marks, copyrights and logos owned, used or controlled by ASI in connection with the performance of OBI’s obligations under this Agreement.  ASI shall not be required to use the Trademarks in connection with the promotion, marketing, sale, distribution, or delivery of any Product.  ASI shall be entitled to use its own service marks and trademarks, in ASI’s sole discretion, subject to its obligations to identify the Products as manufactured by OBI as set forth in Section 2.1, in connection with the promotion, marketing, sale, distribution, and delivery of Products, which service marks and trademarks shall remain at all times the exclusive property of ASI.  ASI, its Affiliates and Agents shall not obscure, change or otherwise modify the Trademarks of OBI and other information that appears on the Products or their packaging as provided by OBI to

ASI.  OBI, its Affiliates and Agents shall not obscure, change or otherwise modify ASI’s trademarks, service marks, copyrights and logos that appear on the Products or their packaging.

(b)           All of ASI’s rights with respect to the Trademarks provided hereunder are as set forth in this Section 5.1.  There are no implied rights with respect to the Trademarks.  All use of the Trademarks inures to the benefit of OBI and such Trademarks shall remain the exclusive property of OBI.  All use of any service marks or trademarks of ASI in connection with the promotion, marketing, sale, distribution and delivery of Product shall inure to the benefit of ASI and such service marks and trademarks shall remain the exclusive property of ASI, and neither Party shall contest the validity, enforcement, or registration of any such service marks or trademarks.  ASI shall not contest the validity, enforcement, or registration of any of the Trademarks or any new Trademarks which the Parties agree to use in connection with the sale of the Products.

5.2           Infringement

(a)           Each of ASI and OBI will notify the other Party in writing of any infringement of a Patent Right, Trademark, ASI trademark or unauthorized disclosure or use of any Confidential Information within thirty (30) days after it becomes aware of such infringement, unauthorized disclosure or use.  OBI shall have the exclusive right (after consultation with ASI) at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Proprietary Right.  ASI agrees to provide OBI, at OBI’s cost and expense, with reasonable cooperation in connection with any such legal action.

(b)           OBI shall permit ASI to participate at its own cost in any legal action brought by OBI to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark relating to Products for use in the Field within the Territory; provided, that OBI shall maintain the right to control the prosecution of such action.

6.             CERTAIN OBLIGATIONS OF OBI

6.1           Product Information.  OBI will furnish to ASI any and all Product handling manuals, sales literature, and other applicable information relating to the Products that is reasonably necessary in OBI’s discretion for ASI to formulate any other manuals, promotional materials and warning labels reasonably deemed necessary or appropriate by ASI (collectively, the “Product Information”).  ASI shall have the right with OBI’s prior written approval, which approval shall not be unreasonably withheld or delayed to revise, or to cause OBI to revise, any such Product Information that ASI reasonably determines to be necessary or advisable, or otherwise inaccurate or misleading, and OBI will promptly incorporate such revisions into the Product Information.  ASI shall have the right to produce, at its expense, promotional material, Product handling manuals, instructions for use, warning labels and other written information relating to the Products which is based in whole or in part on, or derived from, the Product Information supplied by OBI.  OBI shall be entitled to review such information solely for the purpose of verifying that such information (a) is consistent with the Product Information and Product Approvals, (b) contains no material inaccuracies with respect to a Product’s performance/use or the Product Information, (c) does not disclose material Confidential Information of OBI; and (d) does not, in OBI’s reasonable discretion, make claims about the performance or use of the Product beyond those contained in the Product Information, except to the extent otherwise authorized by OBI, and OBI shall be entitled to prohibit ASI from disseminating any such information prepared by ASI to the extent such information (i) is inconsistent with the Product Information or any Product Approvals, (ii) contains material inaccuracies with respect to the Product’s performance/use or the Product Information, (iii) discloses material Confidential Information of OBI, or (iv) makes unauthorized claims about the performance of the Product that are not contained in the Product Information.

6.2           Training Advice and Assistance.  OBI will provide reasonable technical assistance and training regarding the Products to ASI’s representatives as ASI reasonably requests at ASI’s facilities, for up to [***] per year; provided that, ASI shall reimburse OBI for the reasonable travel and lodging expenses incurred by OBI personnel to provide such assistance and training.

7.             CERTAIN OBLIGATIONS OF ASI

Within three (3) business days of the execution of this Agreement, ASI shall pay to OBI a non-refundable production set-up fee of [***] payable either by company check or bank wire transfer.  Notwithstanding the preceding sentence, this production set-up fee shall be refundable if OBI fails to deliver the initial stocking order in accordance with this Agreement.  Upon execution of this Agreement, ASI shall issue the initial stocking purchase order to OBI for Products in the quantities listed in Exhibit A.  Payment for the initial stocking purchase order will be due within [***] of the date Products are shipped to ASI from OBI.

8.             REPRESENTATIONS AND WARRANTIES

8.1           Mutual Representations and Warranties.  Each of OBI and ASI hereby represents and warrants to the other that:

(a)           it is a duly and validly organized and existing corporation in good standing, in the case of ASI under the laws of the state of California, and in the case of OBI, under the laws of the State of Delaware, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and its activities hereunder requires such qualification, except where the failure to have such qualification would not have a material adverse effect,

(b)           the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate or Articles of Incorporation or By-Laws, or other formation documents,

(c)           all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legal binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(d)           it is not a Party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

8.2           Product Warranty

(a)           OBI represents and warrants to ASI that all Products supplied to ASI hereunder shall:  (i) be manufactured, labeled, packaged and tested (while in the possession or control of OBI) in accordance with the applicable Product Approvals therefor and the applicable laws and regulations in each jurisdiction in the Territory relating to the manufacture, labeling, packaging and testing of the Products; provided that nothing in this Section 8.2 shall be deemed to require OBI to obtain any Product Approvals in any countries outside the Territory, (ii) be free from defects in materials and workmanship for a period of ninety (90) days from delivery to ASI,  (iii) be free and clear of all liens and encumbrances created by OBI, and (iv) conform in all material respects to all specifications published by OBI and approved by ASI, such approval not to be unreasonably withheld.

(b)           Upon notification by ASI of any breach of Section 8.2(a) above, OBI will repair the non-conforming Products without charge to ASI, or replace the non-conforming Products with a credit to ASI for the replaced unit.  If OBI does not repair or replace the non-conforming Products within thirty (30) days from receipt of notice from ASI, OBI shall refund the Transfer Price actually paid by ASI for the non-conforming Products and shall reimburse ASI for any shipping costs incurred in connection with the original delivery of such Products.  ASI shall, upon the request of OBI, return any non-conforming Product to OBI, to the extent practicable.

8.3           Ownership.  OBI represents and warrants to ASI that OBI owns or has licensed such rights, title and interests in OBI’s proprietary rights included in the Products necessary to grant the rights set forth in Section 2.1 of this Agreement.  ASI represents and warrants to OBI that ASI owns or has licensed such rights, title and interests in the trademarks, service marks, copyrights and logos to be printed on or otherwise included with the Products.

8.4           No Other Warranty.  EXCEPT AS STATED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PRODUCTS OR SERVICES CONTEMPLATED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.5           ASI Warranties.  ASI, its Affiliates and Agents shall make no representations, warranties or guaranties of any kind with respect to the Products other than those specifically provided by OBI with respect to the Products in Section 8.2, and ASI shall ensure that all other representations and warranties with respect to the Products are disclaimed under applicable law.  ASI represents and warrants that it, its Affiliates and Agents will comply with all laws, rules, ordinances, requirements of governmental agencies, and regulations applicable to the promotion, pricing, marketing, distribution and sale of the Products, including, without limitation, the requirements of the United States Federal Drug Administration set forth on Exhibit D attached hereto.

9.             INDEMNIFICATION

9.1           Indemnified Claims.  Subject to the provisions of Section 9.2 below, each of OBI and ASI (each, an “Indemnifying Party”) will defend, indemnify and hold harmless the other Party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, shareholders, employees, and their respective successors and assigns (collectively, the “Indemnitees”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees and those that may be asserted by a third party) or liability (collectively, “Losses”), including, without limitation, Losses imposed upon the Indemnitee(s) by any third party, arising from or related to: (a) any material breach of such Indemnifying Party’s representations, warranties, covenants, and obligations under this Agreement; (b) any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement; or (c) any trademark or copyright infringement claim.  The foregoing indemnification shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

9.2           Procedure.  A Party seeking indemnification shall promptly notify the other Party in writing of a claim or suit; provided that a Party’s failure to give such notice or delay in giving such notice shall not effect such Party’s right to indemnification under this Section 9 except to the extent that the other Party has been prejudiced by such failure or delay.  Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent.  The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.  The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at Indemnifying Party’s sole cost and expense.  The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

9.3           Insurance.  At all times during which any Product is being clinically tested with human subjects or commercially distributed or sold by ASI hereunder, as well as for a period of two years thereafter, both Parties shall procure and maintain from a reputable insurer insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated.  Such insurance policy shall at all times name the other Party as an additional insured thereunder.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 9.  Upon request, either Party shall provide the other Party with written evidence of such insurance (or financial information that describes the amounts available under any self insurance facility) upon request.  Either Party shall provide the other Party with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

10.          TERM AND TERMINATION

10.1         Term.  The term of this Agreement shall be for a period commencing on the Effective Date and ending four (4) years thereafter, and subject to the provisions of this Article 10, shall be extended automatically for three (3) additional two (2) year terms, unless either Party gives the other Party written notice of its intention not to extend this Agreement at least sixty (60) days prior to the expiration of the initial term or any renewal term.  This Agreement may also be terminated earlier in accordance with the provisions of this Article 10 or as expressly provided elsewhere in this Agreement.

10.2         Termination for Material Breach.  Either Party shall have the absolute right to terminate this Agreement upon sixty (60) days prior written notice to the other if the other Party fails to perform or breaches, in any material respect, any material terms or provisions of this Agreement; provided, however, that such termination shall become effective only if such Party shall fail to remedy or cure the breach within such sixty (60) day period, or initiate commercially reasonable measures to remedy or cure within such period if it is not practicable to complete the cure in such period.

10.3         Insolvency.  Each Party shall have the absolute right to terminate this Agreement in the event the other Party shall become insolvent, or if there is instituted by or against the other Party procedures in bankruptcy that are not dismissed within sixty (60) days, or under insolvency laws or for reorganization, receivership or dissolution, or if the other Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

10.4         Force Majeure.  Each Party shall have the right to terminate this Agreement as permitted in Section 11.14.

10.5         Change of Control of OBI.  In the event of the consummation of a Change of Control of OBI during the term of this Agreement, both ASI and OBI or OBI’s acquiring party, as applicable,  shall continue operating under this Agreement for a period of time equal to the greater of (i) [***] or (ii) [***] years from the date of the consummation of the Change of Control (collectively, subsections (i) and (ii) shall be referred to as the “Post-Change of Control Period”).  During the [***] of the Post-Change of Control Period, the terms of this Agreement shall remain in full force and effect.  Following the [***] of the Post-Change of Control Period, and until the expiration of the Post-Change of Control Period, the terms of this Agreement shall remain in full force and effect, however, ASI’s distribution rights shall be co-exclusive with OBI or OBI’s acquiring party, as applicable (which rights may not be assigned, transferred or delegated by the acquiring party outside of the distribution channels of the acquiring party that existed on the date of the execution of the definitive agreement relating to such Change of Control).  In the event of a Change of Control of OBI or OBI’s acquiring party (or the successor in interest thereto), as applicable, during the Post-Change of Control Period, the Post-Change of Control Period shall renew and the terms of this Agreement shall remain in force and effect in accordance with this Section 10.5.  This Agreement shall expire at the end of the applicable Post-Change of Control Period.

10.6         Rights after Termination.  Upon expiration or termination of this Agreement for any reason, ASI and any successor or acquiring party of ASI, shall have no further right to promote, market, distribute or sell Product, except as set forth in Section 10.7.

10.7         Inventory Liquidation after Termination.  During the [***] period following the expiration or termination of this Agreement, any inventory of Products owned by ASI or its acquiring party, as applicable, at such expiration or termination may be sold by ASI or its acquiring party to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing ASI’s and OBI’s obligations and rights shall remain in effect.  In order to accelerate the liquidation of any such inventory, OBI or its acquiring party, as applicable, shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally purchased by ASI from OBI.

10.8         Sections Surviving Termination.  The termination of this Agreement shall not impair the rights or obligations of either Party hereto which shall have accrued hereunder prior to such termination.  The provisions of Sections 3.8, 5.2, 8, 9, 10.7 and 11, and the rights and obligations of the Parties thereunder shall survive the expiration or termination of this Agreement.

11.          GENERAL PROVISIONS

11.1         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to its rules regarding conflicts of laws.

11.2         Confidentiality.  It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other.  Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information and not to use any Confidential Information except for the limited purposes set forth in this Agreement; provided, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be required by court order, or to the extent necessary and appropriate to divulge such Confidential Information to obtain governmental approval for the investigation or marketing of the Products; provided further that notice of such disclosure is provided to the other Party sufficiently in advance of such disclosure to provide the other Party opportunity to seek confidential treatment or other protective measures.

11.3         Waiver.  Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, its agents or employees, except by an instrument in writing signed by an authorized officer of such Party.  No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

11.4         Independent Contractors.  Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third Party.  This Agreement and the relations hereby established by and between OBI and ASI do not constitute a partnership, joint venture, franchise, agency or contract of employment.

11.5         Assignment.  Neither Party may assign or transfer by operation of law or otherwise its rights or obligations hereunder without the prior written consent of the other; provided, that notwithstanding the foregoing, either Party may assign its rights and obligations together hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the such Party, and either Party may assign the Agreement to an Affiliate, provided that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all the terms and conditions hereof.

11.6         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.7         Publicity.  Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations (including securities laws and regulations applicable to a public reporting company) or to enforce their respective rights under this Agreement, and except as otherwise consented to by the Parties hereto in writing, such consent not to be unreasonably withheld, conditioned, or delayed, the Parties shall (a) keep the material terms of this Agreement confidential and (b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement.

11.8         Notices.  All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the Party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.8):

if to ASI:

Alphatec Spine Inc.
2051 Palomar Airport Road, Suite 100
Carlsbad, CA 92011
Attention:  Vice President, Business Development
Facsimile:  (760) 431-9132

with a copy not constituting notice to:

Mintz Levin Cohn Ferris Glovsky and Popeo
666 3rd Avenue, 32nd Floor
New York, NY 10017
Attention:  Stephen C. Curley, Esq.
Facsimile:  (212) 983-3115

if to OBI:

OsteoBiologics, Inc.
12500 Network Boulevard
San Antonio, TX 78249
Attention:  Chief Financial Officer
Facsimile:  (210) 690 2559

with a copy not constituting notice to:

Fulbright & Jaworski LLP
Attn: Daryl Lansdale

300 Convent Street, Suite 2200
San Antonio, TX 78205

Facsimile:  (210) 270-7205

11.9         Severability.  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.  The Parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

11.10       Headings.  Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

11.11       Interpretation.  Words such as “herein”, “hereinafter”, “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, unless the context otherwise requires.  Whenever the word “include”, “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

11.12       Entire Agreement; Amendment.  The terms and provisions contained in this Agreement constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof.  No agreement or understanding amending, supplementing or extending this Agreement shall be binding upon either Party unless it is in writing and signed by the duly authorized representative of the applicable Party.  Without limiting the foregoing, the Parties anticipate that the Exhibits, Annexes and Schedules hereto may be amended or supplemented from time to time by mutual written agreement.

11.13       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14       Further Assurances, Force Majeure.  Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.  Any delay in the performance of any of the duties or obligations of either Party hereto (except for any payment obligations) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any act of God, embargo, strike, fire, flood, act of terrorism or war, or other unforeseeable cause beyond the control and without the fault or negligence of the Party so affected.  The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.  In the event that a force majeure hereunder continues unabated for more than four (4) months, the Party not initially claiming protection under this Section shall have the right to terminate this Agreement upon written notice to the other Party.

11.15       Specific Performance.  Each Party acknowledges that it will be impossible to measure in money the damage to the other if a Party fails to comply with certain obligations imposed by this Agreement, and that in the event of any such failure or breach, the other Party will not have an adequate remedy at law or in damages.  Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure or breach.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

OSTEOBIOLOGICS, INC.		ALPHATEC SPINE, INC.

By:	/s/ Fred Dinger	By:	/s/ Ronald Hiscock

Name:	Fred Dinger	Name:	Ronald Hiscock

Title:	President and CEO	Title:	President and CEO

EXHIBIT A

PRODUCTS

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EXHIBIT B

MINIMUM QUARTERLY PURCHASES

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EXHIBIT C

FORM OF PURCHASE ORDER

EXHIBIT D

FDA REQUIREMENTS